Exhibit 10.50

August 31, 2010

Mr. Sudhakar Ramakrishna

[Address]

Dear Sudhakar:

Thank you for your interest in joining Polycom. We are favorably impressed with your experience, skills and proven track record. Given the requirements we have in building our company, we believe you are the ideal individual to join our team. We are pleased to extend the following offer, subject to final approval by the Board of Directors:

1.	Title: Senior Vice President, UC Products & Technology; reporting to Andrew Miller, President and Chief Executive Officer. This is an exempt professional position located in Pleasanton, CA.

2.	Salary: $16,666.67 paid semi-monthly (equivalent to approximately $400,000 per year). If your hire date is within five (5) business days of the end of a pay cycle you will receive your first paycheck at the end of the following pay cycle.

3.	Equity: You will be granted 22,500 Restricted Stock Units and 22,500 Target Performance Shares of Polycom common stock, which grant is subject to approval by the Compensation Committee of the Board of Directors. These shares will vest over a 3-year period and will be subject to the other terms and conditions as set forth in your grant agreement, a copy of which will be provided to you if and when approved by the Compensation Committee.

4.	Bonus Plan: You will participate in the 2010 Management Bonus Plan, which is targeted at 75% of your base salary during the fiscal year. Details of the plan to follow. With respect to the 2010 bonus, you will be eligible for a pro-rata portion of your target 2010 bonus based on your Polycom earnings in 2010, and subject to company performance per the matrix attached as Exhibit A.

5.	Benefits: Polycom provides a competitive benefits package to all full-time, regular employees. A summary of these benefits is enclosed.

6.	Executive Severance Plan: As a member of the Executive Team, you will become a Covered Employee under the Company’s Executive Severance Plan (the “Plan”), a copy of which is attached as Exhibit B. Capitalized terms have the meanings ascribed to them in the Plan.

You hereby represent to Polycom that you are under no obligation or agreement that would prevent you from becoming an employee of Polycom or adversely impact your ability to perform the expected services. Adherence to Company rules and regulations is also a condition of employment. Polycom is an equal opportunity/affirmative action employer.

This offer is contingent upon the following: (1) your execution of the enclosed Proprietary Information and Invention Agreement, which, among other things, requires that you will not, during your employment with Polycom, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto Polycom premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your execution of the enclosed Proprietary Information Obligations Checklist concerning your obligation to protect and not bring to Polycom the proprietary information of any other company between the date of this offer letter and the date you begin employment with Polycom; (3) your ability to provide the Company with the legally required proof of your identity and authorization to work in the United States; (4) the satisfactory results of the background investigation and reference checks; and (5) understanding of, and commitment to, the standards and policies contained in the enclosed Polycom Code of Business Ethics and Conduct.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. Our employment relationship will be considered “at will,” which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

We look forward to your acceptance of our offer, which will remain open until September 3, 2010.

Sudhakar, we are very interested in having you join Polycom. We believe that your background and knowledge will make you an important addition to our team and look forward to the opportunity to work with you.

Sincerely,

/s/ ANDREW M. MILLER
Andrew M. Miller
President and Chief Executive Officer

Enclosures: Benefits Summary

    Offer Letter (2)

    Required New Hire Forms

Accepted by:	/s/ Sudhakar Ramakrishna
Date:	September 3, 2010
Start Date:	October 11, 2010